EXHIBIT 10.5

FISERV, INC.

2007 OMNIBUS INCENTIVE PLAN

FORM OF

NON-QUALIFIED STOCK OPTION AGREEMENT

(EMPLOYEE)

Optionee: [First Name][Last Name]

Grant Date: [Grant Date]

Exercise Price: [Exercise Price]

Number of Shares Subject to the Option: [Number of Shares]

Pursuant to the Fiserv, Inc. 2007 Omnibus Incentive Plan (the “Plan”), the Compensation Committee (the “Committee”) of the Board of Directors of Fiserv, Inc. (the “Company”) has granted to you an Option, the terms and conditions of which are set out below and in the Plan. Any capitalized term used in this Stock Option Agreement (this “Agreement”) without definition has the meaning set forth in the Plan. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

1.	Date of Grant; Type of Option. The Option is granted to you on the date set forth above (the “Grant Date”). As a “non-qualified stock option,” the Option will not be treated by you or the Company as an “incentive stock option,” as defined in Section 422 of the Code.

2.	Termination of Option. Your right to exercise the Option (and to purchase the Shares subject to the Option (the “Option Shares”)) shall expire and terminate in all events on the earlier of (a) the close of business on the tenth anniversary of the Grant Date or (b) the date upon which exercise is no longer permitted as provided in Section 7 hereof.

3.	Option Price. The purchase price to be paid upon the exercise of the Option is the exercise price per Option Share set forth above.

4.	Provisions Relating to Exercise.

(a)	The Option vests and becomes exercisable with respect to 20% of the Option Shares on the Grant Date and with respect to an additional 20% of the Option Shares on each anniversary of the Grant Date until the Option is fully vested and exercisable.

(b)	Once you become entitled to exercise any part of the Option (and to purchase Option Shares) as provided in Section 4(a) hereof, that right will continue until the date on which the Option expires and terminates pursuant to Section 2 hereof. The right to purchase Option Shares under the Option is cumulative, so that if the full number of Option Shares purchasable in a period is not purchased, the balance may be purchased at any time or from time to time thereafter during the term of the Option.

(c)	The Committee, in its sole discretion, may at any time accelerate the time at which the Option becomes exercisable by you with respect to the Option Shares.

5.	Confidential Information, Non-competition and Related Covenants.

(a)	Definitions.

(i)	“Fiserv” means the Company, its direct and indirect subsidiaries, affiliated entities, successors, and assigns.

(ii)	“Confidential Information” means all trade secrets, Innovations (as defined below), confidential or proprietary business information and data, computer software, and database technologies or technological information, formulae, templates, algorithms, designs, process and systems information, processes, intellectual property rights, marketing plans, client lists and specifications, pricing and cost information and any other confidential information of Fiserv or its clients, vendors or subcontractors that relates to the business of Fiserv or to the business of any client, vendor or subcontractor of Fiserv or any other party with whom Fiserv agrees to hold information in confidence, whether patentable, copyrightable or protectable as a trade secret or not, except (A) information that is, at the time of disclosure, in the public domain or that is subsequently published or otherwise becomes part of the public domain through no fault of yours; or (B) information that is disclosed by you under order of law or governmental regulation; provided, however, that you agree to notify Fiserv upon receipt of any request for disclosure as soon as possible prior to any such disclosure so that appropriate safeguards may be maintained.

(iii)	“Competing Product or Service” means any product or service that is sold in competition with, or is being developed and that will compete with, a product or service developed, manufactured, or sold by Fiserv. For purposes of this Section 5, Competing Products or Services as to you are limited to products and/or services with respect to which you participated in the development, planning, testing, sale, marketing or evaluation on behalf of Fiserv during any part of your employment with Fiserv, or after the termination of your employment, during any part of the 24 months preceding the termination of your employment with Fiserv, or for which you supervised one or more Fiserv employees, units, divisions or departments in doing so.

(iv)	“Competitor” means an individual, business or any other entity or enterprise engaged or having publicly announced its intent to engage in the sale or marketing of any Competing Product or Service.

(v)	“Innovations” means all developments, improvements, designs, original works of authorship, formulas, processes, software programs, databases, and trade secrets, whether or not patentable, copyrightable or protectable as trade secrets, that you, either by yourself or jointly with others, create, modify, develop, or implement during the period of your employment with Fiserv that relate in any way to Fiserv’s business.

(vi)	“Moral Rights” means any rights to claim authorship of a work of authorship, to object to or prevent the modification of any such work of authorship, or to withdraw from circulation or control the publication or distribution of any such work of authorship.

(vii)	“Client” means any person, association or entity (A) for which you directly performed services or for which you supervised others in performing services with Fiserv, during any part of your employment with Fiserv, or after the termination of your employment, during any part of the 24 months preceding the termination of your employment with Fiserv; or (B) about which you have Confidential Information as a result of your employment with Fiserv.

(viii)	“Prospective Client” means any client with which Fiserv was in active business discussions or negotiations at any time during any part of your employment with Fiserv, or after the termination of your employment, during any part of the 24 months preceding the termination of your employment with Fiserv, in which you participated or for which you directly performed services or for which you supervised others in performing services with Fiserv; or (B) about which you have Confidential Information as a result of your employment with Fiserv.

(b)	During your employment, Fiserv will provide you with Confidential Information relating to Fiserv, its business and clients, the disclosure or misuse of which would cause severe and irreparable harm to Fiserv. You agree that all Confidential Information is and shall remain the sole and absolute property of Fiserv. Upon the termination of your employment for any reason, you shall immediately return to Fiserv all documents and materials that contain or constitute Confidential Information, in any form whatsoever, including but not limited to, all copies, abstracts, electronic versions, and summaries thereof. You further agree that, without the written consent of the Chief Executive Officer of the Company, or, in the case of the Chief Executive Officer of the Company, without the written approval of the Board:

(i)	You will not disclose, use, copy or duplicate, or otherwise permit the use, disclosure, copying or duplication of any Confidential Information of Fiserv, other than in connection with the authorized activities conducted in the course of your employment with Fiserv. You agree to take all reasonable steps and precautions to prevent any unauthorized disclosure, use, copying or duplication of Confidential Information.

(ii)	All Innovations are and shall remain the sole and absolute property of Fiserv. You will provide all assistance requested by Fiserv, at its expense, in the preservation of its interest in any Innovations in any country, and hereby assign and agree to assign to Fiserv all rights, title and interest in and to all worldwide patents, patent applications, copyrights, trade secrets and other intellectual property rights in any Innovation. You also assign and agree to assign to Fiserv, or where applicable, to waive, which waiver shall inure to the benefit of Fiserv and its assigns, all Moral Rights in any Innovation.

(c)

You agree that, without the written consent of the Chief Executive Officer of the Company or, in the case of the Chief Executive Officer of the Company, without the written approval of the Board, you shall not engage in any of the conduct described in subsections (i) or (ii), below, either directly or indirectly, or as an employee, contractor, consultant, partner, officer, director or stockholder, other than a stockholder of less than 5% of the equities of a publicly traded corporation, or in any other capacity for any person, firm, partnership or corporation:

(i)	During the time of your employment with Fiserv, you will not (A) perform duties as or for a Competitor, Client or Prospective Client of Fiserv’s; or (B) participate in the inducement of or otherwise encourage Fiserv employees, clients, or vendors to currently and/or prospectively breach, modify, or terminate any agreement or relationship they have or had with Fiserv;

(ii)	For a period of 12 months following the termination of your employment with Fiserv, you will not (A) perform duties as or for a Competitor, Client or Prospective Client of Fiserv that are the same as or similar to the duties performed by you for Fiserv at any time during any part of the 24 month period preceding the termination of your employment with Fiserv; (B) participate in the inducement of or otherwise encourage Fiserv employees, clients, or vendors to currently and/or prospectively breach, modify, or terminate any agreement or relationship they have or had with Fiserv during any part of the 24 month period preceding the termination of your employment with Fiserv; or (C) participate voluntarily or provide assistance or information to any person or entity either negotiating with Fiserv involving a Competing Product or Service, or concerning a potential or existing business or legal dispute with Fiserv, including, but not limited to, litigation, except as may be required by law

No provision of these subsections (i) and (ii) shall apply to restrict your conduct, or trigger any reimbursement obligations under this Agreement, in any jurisdiction where such provision is, on its face, unenforceable and/or void as against public policy, unless the provision may be construed or deemed amended to be enforceable and compliant with public policy, in which case the provision will apply as construed or deemed amended.

(d)	You acknowledge and agree that compliance with this Section 5 is necessary to protect the Company, and that a breach of any of this Section 5 will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law. In the event of a breach of this Section 5, or any part thereof, the Company, and its successors and assigns, shall be entitled to injunctive relief and to such other and further relief as is proper under the circumstances. The Company shall institute and prosecute proceedings in any court of competent jurisdiction either in law or in equity to obtain damages for any such breach of this Section 5, or to enjoin you from performing services in breach of Section 5(c), during the term of employment and for a period of 12 months following the termination of employment. You hereby agree to submit to the jurisdiction of any court of competent jurisdiction in any disputes that arise under this Agreement.

(e)	You further agree that, in the event of your breach of this Section 5, the Company shall also be entitled to recover the value of any amounts previously paid or payable or the value of any shares delivered or deliverable to you pursuant to any Fiserv bonus program, this Agreement, and any other Fiserv plan or arrangement pursuant to which you received equity or the right to purchase equity in the Company.

(f)	You agree that the terms of this Agreement shall survive the termination of your employment with the Company.

(g)	YOU HAVE READ THIS SECTION 5 AND AGREE THAT THE CONSIDERATION PROVIDED BY THE COMPANY IS FAIR AND REASONABLE AND FURTHER AGREE THAT GIVEN THE IMPORTANCE TO THE COMPANY OF ITS CONFIDENTIAL AND PROPRIETARY INFORMATION, THE POST-EMPLOYMENT RESTRICTIONS ON YOUR ACTIVITIES ARE LIKEWISE FAIR AND REASONABLE.

6.	Exercise of Option. To exercise the Option, you must complete the transaction through our administrative agent’s website at www.netbenefits.fidelity.com or call its toll free number at (800) 544-9354, specifying the number of Option Shares being purchased as a result of such exercise, together with payment of the full exercise price for the Option Shares being purchased. In no event may a fraction of a share be exercised or acquired. You must also pay any taxes or other amounts required to be withheld as provided in Section 9 of this Agreement.

7.	Termination of Employment.

(a)	If you cease to be a full-time employee of either the Company or any Subsidiary for any reason, including because the Subsidiary ceases to be a Subsidiary, the Option may be exercised to the same extent that you were entitled to exercise the Option on the date you ceased to be a full-time employee, and had not previously done so, and the remaining Option Shares that are not then vested under Section 4(a) will become exercisable as follows:

Minimum Age When No Longer a Full- Time Employee	Reason No Longer A Full-Time Employee	Minimum Years of Service	Remaining Option Shares that are Exercisable
Not applicable	Death or Disability	6 7 8 9 10	20% 40% 60% 80% 100%

55	Retirement	25	100%

62	Retirement	6 7 8 9 10	20% 40% 60% 80% 100%

65	Retirement	0	100%

All other combinations of minimum age, reason and minimum years of service			0%

If you cease to be a full-time employee by reason of death, Disability, or Retirement, you are (or in the event of your death or Disability resulting in judicial appointment of a guardian ad litem, administrator or other legal representative, the executor or administrator of your estate, any person who shall have acquired the Option through bequest or inheritance or such guardian ad litem, administrator or other legal representative is) entitled to exercise the Option per the terms contained herein within one year after you cease to be a full-time employee. Otherwise, you are (or such guardian ad litem, administrator or other legal representative is) entitled to exercise the Option per the terms contained herein within 30 days after you cease to be a full-time employee. If you die within such exercise periods, your executor or the administrator of your estate or your beneficiary may exercise the Option within one year after your death. For purposes of this Section 7, “Retirement” means the cessation of employment for any reason other than death, Disability or Cause: at age 55 or older with 25 years of service; at age 62 or older with at least six years of service; or at age 65 or older.

(b)	Notwithstanding any provision contained in this Section 7 to the contrary, in no event may the Option be exercised to any extent by anyone after the tenth anniversary of the Grant Date.

(c)	Notwithstanding the foregoing, in the event that your employment is terminated for Cause, the Option, whether or not vested or exercisable, shall terminate immediately. In addition, if your employment is terminated other than for Cause but the Administrator later determines that it could have been terminated for Cause if all facts had been known at the time it was terminated, the Option, whether or not vested or exercisable, will terminate immediately on the date of such determination. For the sake of clarity, in the event that your employment was terminated for Cause, there shall be no acceleration of vesting or exercisability under Section 7(a).

(d)	If a Change of Control of the Company occurs, the provisions of Section 17(c) of the Plan shall apply to the Option. If the successor or purchaser in the Change of Control has assumed the Company’s obligations with respect to the Option or provided a substitute award as contemplated by Section 17(c)(i) of the Plan and within 12 months following the occurrence of the Change of Control you are terminated without Cause or you terminate your employment for Good Reason (as hereinafter defined), notwithstanding the provisions of Section 7(c) of this Agreement, the Option shall become fully vested and exercisable with respect to all Option Shares covered by the Option as of the time immediately prior to such termination of employment and notwithstanding any other provision hereof (except Section 7(b)), the Option shall become exercisable by you for 30 days following such termination (or such longer period as is otherwise specified in Section 7(a)) and the provisions of Section 5 shall cease immediately to apply. For purposes of this Agreement, “Good Reason” means your suffering any of the following events without your consent: (i) significant or material lessening of your responsibilities; (ii) a reduction in your annual base salary or a material reduction in the level of incentive compensation for which you have been eligible during the two years immediately prior to the occurrence of the Change of Control and/or a material adverse change in the conditions governing receipt of such incentive compensation from those that prevailed prior to the occurrence of the Change of Control; or (iii) the Company’s requiring you to be based anywhere other than within 50 miles of your place of employment at the time of the occurrence of the Change of Control, except for reasonably required travel to an extent substantially consistent with your business travel obligations.

(e)	For purposes of this Agreement, the Chief Executive Officer of the Company, if also serving as a Director, will not be deemed to have terminated employment for purposes of this Agreement until his service as a Director ends, and his years of service will be deemed to include years of service as a Director.

8.	Securities Representations.

(a)	You acknowledge receipt of the Prospectus under the Registration Statement on Form S-8 (Registration No. 333- ) with respect to the Plan filed by the Company with the Securities and Exchange Commission. You understand that if you are an officer, director, 10% shareholder or are otherwise an “affiliate” (within the meaning of Rule 405 under the Securities Act of 1933) of the Company, you may not resell any shares acquired pursuant to the exercise of the Option except pursuant to a registration statement meeting the requirements of the Securities Act of 1933 or an exemption from the registration requirements of such Act. You represent and agree that you will comply with all applicable laws and Company policies relating to the Plan and the grant and exercise of the Option and the disposition of the Option Shares, including without limitation Federal and state securities and “blue sky” laws.

(b)	The Company may affix appropriate legends upon the certificates for the Option Shares and may issue such “stop transfer” instructions to its transfer agent in respect of such shares as it determines, in its discretion, to be necessary or appropriate to (i) prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act, or (ii) implement the provisions of the Plan or any agreement between the Company and you with respect to such Option Shares.

9.	Tax Representations. You represent and warrant that you understand the Federal, state and local income tax consequences of the award of the Option to you, the exercise of the Option, and purchase of Option Shares and the subsequent sale or other disposition of any Option Shares. In addition, you understand and agree that, when you exercise the Option and thereby realize gross income (if any) taxable as compensation in respect of such exercise, the Company will be required to withhold Federal, state and local taxes on the full amount of the compensation income realized by you and may also be required to withhold other amounts as a result of such exercise. Accordingly, at or prior to the time that you exercise the Option, you hereby agree to provide the Company with cash funds equal to the total Federal, state and local taxes and other amounts required to be withheld by the Company or its Subsidiary in respect of any such compensation income or make other arrangements satisfactory to the Company regarding such payment. All matters with respect to the total amount to be withheld as a result of the exercise of the Option shall be determined by the Committee in its sole discretion.

10.	General Provisions.

(a)	Neither the Plan nor this Agreement confers upon you any right to continue to be employed by the Company or any Subsidiary of the Company or limit, in any respect, any right of the Company or any Subsidiary of the Company to terminate your employment at any time, without liability.

(b)	This Agreement and the Plan contain the entire agreement between the Company and you relating to the Option and supersede all prior agreements or understandings relating thereto.

(c)	This Agreement may only be modified, amended or cancelled as provided in the Plan.

(d)	If any one or more provisions of this Agreement shall be found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

(e)	This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflict of law provisions.

(f)	The Company agrees, and you agree, to be subject to and bound by all of the terms and conditions of the Plan. The Plan Prospectus is accessible on the Company’s administrative agent’s website in the “forms library” (www.netbenefits.fidelity.com) and a paper copy is available upon request.

(g)	The Option is not transferable otherwise than by will or the laws of descent and distribution and may be exercised, during your lifetime, only by you or your legal representatives.

(h)	This Agreement shall be binding upon and inure to the benefit of any successor or assign of the Company and to any heir, distributee, executor, administrator or legal representative entitled by law to your rights hereunder.

(i)	You shall not have the rights of a shareholder with respect to any shares of Stock to be acquired upon exercise of the Option until the stock certificate representing such shares is issued.

(j)	You understand that, under the terms of the Plan and this Agreement, the Company may cancel or rescind the Option in certain circumstances, including, without limitation, if you violate the provisions of Section 5 prior to, or within 12 months after, the exercise of any Option Shares.

By selecting the “I accept” box on the website of our administrative agent, you acknowledge your acceptance of, and agreement to be bound by the terms of, this Agreement, and the Plan.

Your acceptance of the terms of this Agreement and the Plan through our administrative agent’s website is a condition to your ability to exercise your Option.